exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

AtheroNova Inc.

Irvine, California

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-8 of our report dated April 1, 2013, relating to the consolidated financial statements of AtheroNova Inc. and its subsidiary as of December 31, 2012 and for the years ended December 31, 2012 and 2011 which appear in the AtheroNova Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and amended on May 8. 2013.

/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.

Los Angeles, California

July 18, 2013